Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Ensysce Biosciences, Inc. (the “Company”) of our report dated March 10, 2025, related to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

San Diego, California

May 2, 2025